EXHIBIT 99-770(1)
                                   FORM 10f-3

                               THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1. Name of Purchasing Portfolio: BlackRock Preferred Opportunity Trust (BPP), BlackRock Preferred & Corporate Income Strategies (PSW), BlackRock Preferred Income Strategies Fund, Inc. (PSY)

2.   Issuer: Renaissancere Holdings Ltd

3.   Date of Purchase: 12/12/06

4.   Underwriter from whom purchased: Citigroup

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch

6.   Aggregate principal amount of purchased (out of total offering): 35mm/300mm

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): 35mm/300mm

8.   Purchase price (net of fees and expenses): 25$/share

9.   Date offering commenced: 12/12/06

10.  Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:                   YES     NO
                                                                     ---     ---

     a.  The securities are part of an issue registered
         under the Securities Act of 1933, as amended, which
         is being offered to the public, OR are Eligible
         Municipal Securities, OR are securities sold in an
         Eligible Foreign Offering OR are securities sold in
         an Eligible Rule 144A Offering OR part of an issue
         of government securities.                                    X
                                                                     ---    ---

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                                                                     YES     NO
                                                                     ---     ---

     b.  The securities were purchased prior to the end of
         the first day on which any sales were made, at a
         price that was not more than the price paid by each
         other purchaser of securities in that offering or in
         any concurrent offering of the securities (except, in
         the case of an Eligible Foreign Offering, for any
         rights to purchase required by laws to be granted to
         existing security holders of the Issuer) OR, if a
         rights offering, the securities were purchased on
         or before the fourth day preceding the day on which
         the rights offering terminated.                              X
                                                                     ---    ---

     c.  The underwriting was a firm commitment underwriting.         X
                                                                     ---    ---

     d.  The commission, spread or profit was reasonable and
         fair in relation to that being received by others
         for underwriting similar securities during the same
         period.                                                      X
                                                                     ---    ---

     e.  In respect of any securities other than Eligible
         Municipal Securities, the issuer of such securities
         has been in continuous operation for not less
         than three years (including the operations of
         predecessors).                                               X
                                                                     ---    ---

     f.  Has the affiliated underwriter confirmed that it
         will not receive any direct or indirect benefit as
         a result of BlackRock's participation in the
         offering?                                                    X
                                                                     ---    ---

Approved:       Marc Dichek       Date: 12/19/06
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